Exhibit 4

Development Bank of Japan

CONSOLIDATED STATEMENT OF CASH FLOWS

	Millions of yen		Thousands of U.S. dollars
For the Fiscal Years ended March 31	2008	2007	2008
Cash Flows from Operating Activities
Income before Income Taxes and Minority Interests	¥51,835	¥75,960	$517,373
Depreciation	763	779	7,624
Amortization of Goodwill	91	(20)	916
Equity in gains (losses) of affiliates	15,045		150,167
Increase (Decrease) in Allowance for Loan Losses	(34,797)	(47,168)	(347,312)
Increase (Decrease) in Allowance for Investment Losses	27	(44)	277
Increase (Decrease) in Reserve for Employee Retirement Benefits	1,874	(1,329)	18,709
Interest Income-Accrual Basis	(313,618)	(329,480)	(3,130,238)
Interest Expense-Accrual Basis	209,382	236,713	2,089,853
Losses (Gains) on Securities	(416)	47,077	(4,157)
Losses (Gains) on Money Held in Trust	15,656	(1,349)	156,270
Foreign Exchanges Losses (Gains)	(0)	(0)	(2)
Losses (Gains) on Sale of Fixed Assets	(55)	56	(554)
Compensation for Advance Redemption	(12,648)		(126,246)
Net Decrease (Increase) in Loans	619,356	773,633	6,181,816
Net Increase (Decrease) in Bonds and Notes	485,518	410,555	4,845,978
Net Increase (Decrease) in Borrowings	(945,389)	(1,080,539)	(9,435,963)
Net Decrease (Increase) in Due from banks	(147,600)		(1,473,201)
Net Decrease (Increase) in Reverse Repurchase Agreements	86,903	(73,825)	867,390
Net Decrease (Increase) in Corporate bonds, Equities and Other securities	(129,498)		(1,292,526)
Interest Income-Cash Basis	316,487	334,315	3,158,869
Interest Expense-Cash Basis	(209,417)	(236,130)	(2,090,204)
Other – net	12,276	(80,619)	122,531

Sub-total	21,778	28,583	217,369
Refund of (Payments for) Income Taxes	(1,241)	294	(12,391)

Net Cash provided by (used in) Operating Activities	20,536	28,877	204,978

Cash Flows from Investing Activities
Payments for Purchases of Securities	(100,577)	(314,948)	(1,003,865)
Proceeds from Sale of Securities	60,901		607,856
Proceeds from Redemption of Securities	20,000	357,050	199,621
Payments for Increase Money Held in Trust	(8,781)	(64,674)	(87,649)
Proceeds from Decrease Money Held in Trust	6,324	3,609	63,121
Payments for Purchases of Tangible Fixed Assets	(773)	(445)	(7,723)
Proceeds from Sale of Tangible Fixed Assets	120	2	1,200
Payments for Purchases of Intangible Fixed Assets	(1,373)		(13,709)
Payments for Purchases of Subsidiaries (affecting the scope of consolidation)		90

Net Cash (used in) provided by Investing Activities	(24,160)	(19,317)	(241,147)

Cash Flows from Financing Activities
Payment to National Treasury	(1,320)	(1,179)	(13,181)

Net Cash provided by Financing Activities	(1,320)	(1,179)	(13,181)

Foreign Currency Translation Adjustments on Cash and Cash Equivalents	0	0	2

Net Increase (Decrease) in Cash and Cash Equivalents	(4,944)	8,381	(49,349)

Cash and Cash Equivalents at the Beginning of the Fiscal Year	36,250	27,869	361,818

Cash and Cash Equivalents at the End of the Fiscal Year (Note 2(b))	¥31,306	¥36,250	$312,470